Exhibit 99.1

WCI Communities Announces 2015 Full Year and Fourth Quarter Results

Bonita Springs, Fla., February 17, 2016 — WCI Communities, Inc. (NYSE: WCIC), a lifestyle community developer and luxury homebuilder, today announced results for the fourth quarter and year ended December 31, 2015.

Full Year 2015 Highlights and Selected Comparisons to Prior Year

•	Income from operations before income taxes of $55.7 million, up 54.7%

•	Net income attributable to common shareholders of $35.4 million, up 63.9%

•	Earnings per diluted share of $1.34, up 63.4%

•	New orders of 1,115, up 50.1%

•	Contract value of new orders of $502.2 million, up 42.7%

•	Year-end active selling neighborhood count of 47, up 27.0%

•	Deliveries of 938, up 45.7%

•	Average selling price per home delivered of $466,000, up 3.1%

•	Revenues from homes delivered of $436.8 million, up 49.9%

•	Adjusted gross margin from homes delivered of 28.8%

•	Adjusted EBITDA of $74.0 million, up 50.1%

•	SG&A expenses as a percentage of Homebuilding revenues improved by 190 basis points

•	Real Estate Services gross margin of $4.3 million, up 72.0%

•	Net debt to net capitalization of 19.5%

Fourth Quarter 2015 Highlights and Selected Comparisons to Fourth Quarter 2014

•	New orders of 222, up 29.8%

•	Contract value of new orders of $108.0 million, up 47.5%

•	Average selling price per new order of $486,000, up 13.6%

•	Deliveries of 299, up 25.6%

•	Backlog units totaling 569, up 45.2%

•	Backlog contract value of $271.2 million, up 32.1%

•	Net income attributable to common shareholders of $9.7 million

•	Earnings per diluted share of $0.37 per diluted share

Management Comments

Keith Bass, the Company’s President and Chief Executive Officer, commented, “2015 was another very successful year for WCI, as we achieved significant growth in revenues, profitability, new orders, deliveries and community count.” Mr. Bass added, “The Florida markets in which we operate continue to demonstrate strong demographic and economic drivers that should fuel future growth. We believe that we are well positioned to execute our growth strategy into 2016 given our product offerings and targeted customer segments.”

Full Year 2015 Results

The Company generated total revenues of $563.6 million for the year ended December 31, 2015, an increase of $156.6 million, or 38.5%, compared to $407.0 million in the prior year. Revenues grew across each business segment compared to the prior year with Homebuilding revenues up 49.6%. Real Estate Services revenues up 10.5% and Amenities revenues up 8.1%.

Revenues from homes delivered for the year ended 2015 were $436.8 million, up 49.9% from the prior year. The average selling price per delivered home was $466,000, representing an increase of 3.1% from the prior year. The Company delivered 938 homes, an increase of 45.7% from the prior year.    Adjusted gross margin from homes delivered, a non-GAAP financial measure, was 28.8%, compared to 30.5% in the prior year, with the decline primarily attributable to shifting land mix as the percentage of deliveries from communities owned as of September 2009 declined from 90% in 2014 to 64% in 2015.

Full year 2015 selling, general and administrative expenses as a percentage of Homebuilding revenues improved by 190 basis points compared to 2014, as the Company continued to leverage its overhead.

For the year ended December 31, 2015, net income attributable to common shareholders was $35.4 million, or $1.34 per diluted share, compared to $21.6 million and $0.82, respectively, in the prior year.

New orders in 2015 increased 50.1% to 1,115 homes and the average selling price per new order was $450,000, representing a $24,000 per unit decrease from 2014. The contract value of new orders was $502.2 million, an increase of 42.7% from the prior year. Additionally, the active selling neighborhood count at year end increased by 27.0% to 47 neighborhoods compared to the year end 2014.

Fourth Quarter 2015 Results

The Company generated total revenues of $165.0 million for the quarter ended December 31, 2015, an increase of $14.4 million, or 9.6%, compared to $150.6 million in the fourth quarter of 2014. Compared to the prior year period, Homebuilding revenues grew 10.9%, Real Estate Services revenues were up 2.6% and Amenities revenues increased by 7.8%.

The Company delivered 299 homes in the fourth quarter of 2015, an increase of 61 units, or 25.6% from the prior year period.    The average selling price per home delivered during the quarter ended December 31, 2015 was $451,000, a decrease of 10.5%, compared to $504,000 in the prior year period.

New orders during the fourth quarter of 2015 increased 29.8% to 222 homes and the contract value of new orders was $108.0 million for the fourth quarter, an increase of 47.5% from the prior year period The average selling price per new order was $486,000, representing an increase of 13.6% compared to the prior year period.

As of December 31, 2015, backlog contract value was $271.2 million, an increase of $65.9 million, or 32.1% from the prior year. The average selling price of the backlog units was $477,000, representing a $47,000 decrease from the prior year. The increase in backlog contract value was due to the new order growth, partially offset by the 9.0% decline in average selling price per backlog unit.

Financing Activities

On February 9, 2016, the Company’s existing revolving credit facility was amended and restated, increasing the total amount available thereunder by $40.0 million to $115.0 million with an accordion feature allowing the Company, subject to certain conditions, to increase the borrowing capacity to $200.0 million. In addition, the term of the agreement was extended to February 9, 2020.

“This increase and extension is indicative of the support of our banking partners and we are very appreciative of the new and continued relationships on our facility,” commented Russell Devendorf, Senior Vice President and Chief Financial Officer.

Conference Call

As previously announced, the Company will host a conference call to discuss the 2015 full year and fourth quarter results on Wednesday, February 17, 2016 at 8:30 a.m. (ET). A slide presentation for the call will be available on the Investors section of the Company’s website at investors.WCICommunities.com. The conference call can also be accessed by dialing (877) 407-0784 (domestic) or (201) 689-8560 (international). A telephonic replay will be available approximately 3 hours after the call by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the live call and the replay is 13628207. The replay will be available until March 2, 2016.

Shareholders, investors and other interested parties may also listen to a webcast of the conference call by logging onto the Investors section of the Company’s website at investors.WCICommunities.com. The online replay will be available for a limited time beginning approximately two hours following the call.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted gross margin from homes delivered and net debt to net capitalization. The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited consolidated financial statements.

About WCI Communities, Inc.

WCI Communities is a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida’s highest growth and largest markets. With a legacy that spans more than 60 years, WCI Communities has an established expertise in developing amenity-rich, lifestyle-oriented master-planned communities, catering to move-up, second-home and active adult buyers. Headquartered in Bonita Springs, Florida, WCI Communities is a fully integrated homebuilder and developer with complementary real estate brokerage and title services businesses.

To learn more about WCI Communities, please visit the Company’s website at WCICommunities.com.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. These forward-looking statements include, but are not limited to, statements we make regarding our ability to leverage overhead costs and increase profitability, our expectations with respect to future growth, and market conditions. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. Actual results could differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a slowing or reversal of the recovery of the housing market, either on a national level or in Florida; changing local and economic conditions and the cyclical nature of the housing business; rising levels of unemployment; substantial increases in mortgage interest rates or the unavailability of mortgage financing; our ability to utilize our net operating loss carryforwards in the future; tax law and interest rate changes that could make home ownership more expensive or less attractive; and poor weather conditions or natural disasters. For more information concerning these and other important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s (i) “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014 that was filed by the Company with the Securities and Exchange Commission on February 25, 2015 and elsewhere therein; (ii) “Risk Factors” in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 that was filed by the Company with the Securities and Exchange Commission on October 28, 2015; and (iii) subsequent filings by the Company. As you read and consider this press release, you should understand that the forward-looking statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those expressed or implied in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statement, there should be no inference that it will make additional updates with respect to those or its other forward-looking statements.

WCI Communities, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(unaudited)

	December 31,
		2014 (as adjusted)
	2015
Assets
Cash and cash equivalents	$135,308	$174,756
Restricted cash	13,753	12,125
Notes and accounts receivable	7,374	5,637
Real estate inventories	554,191	449,249
Property and equipment, net	25,649	25,021
Other assets	24,924	14,983
Deferred tax assets, net of valuation allowances	92,917	110,823
Goodwill	7,520	7,520

Total assets	$861,636	$800,114

Liabilities and Equity
Accounts payable	$30,365	$20,040
Accrued expenses and other liabilities	73,237	68,986
Customer deposits	37,794	30,662
Senior notes, net	246,473	245,983

Total liabilities	387,869	365,671

WCI Communities, Inc. shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 25,903,725 shares issued and 25,848,315 shares outstanding at December 31, 2015; 25,850,484 shares issued and 25,806,706 shares outstanding at December 31, 2014	259	259
Additional paid-in capital	306,565	302,111
Retained earnings	165,981	130,581
Treasury stock, at cost, 55,410 shares and 43,778 shares at December 31, 2015 and 2014, respectively	(781)	(505)

Total WCI Communities, Inc. shareholders’ equity	472,024	432,446
Noncontrolling interests in consolidated joint ventures	1,743	1,997

Total equity	473,767	434,443

Total liabilities and equity	$861,636	$800,114

Note: Certain amounts included in the unaudited consolidated balance sheet as of December 31, 2014 have been retroactively adjusted to reflect the adoption of Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs.

WCI Communities, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Revenues
Homebuilding	$134,835	$121,491	$437,956	$292,785
Real estate services	23,267	22,734	100,138	90,582
Amenities	6,914	6,379	25,522	23,636

Total revenues	165,016	150,604	563,616	407,003

Cost of Sales
Homebuilding	101,513	85,437	322,786	209,791
Real estate services	22,910	22,053	95,833	88,094
Amenities	7,692	6,912	27,713	25,377
Asset impairment	—	1,200	—	1,200

Total cost of sales	132,115	115,602	446,332	324,462

Gross margin	32,901	35,002	117,284	82,541

Selling, general and administrative expenses	16,264	14,943	61,592	46,969
Interest expense	190	264	848	1,140
Other income, net	(217)	(1,069)	(810)	(1,604)

	16,237	14,138	61,630	46,505

Income from operations before income taxes	16,664	20,864	55,654	36,036
Income tax expense	7,035	8,315	20,427	14,652

Net income	9,629	12,549	35,227	21,384
Net loss attributable to noncontrolling interests	116	90	173	213

Net income attributable to common shareholders of WCI Communities, Inc.	$9,745	$12,639	$35,400	$21,597

Earnings per share attributable to common shareholders of WCI Communities, Inc.:
Basic	$0.37	$0.49	$1.35	$0.83

Diluted	$0.37	$0.48	$1.34	$0.82

Weighted average number of shares of common stock outstanding:
Basic	26,212	26,028	26,195	26,021

Diluted	26,537	26,351	26,466	26,292

WCI Communities, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Years Ended December 31,
	2015	2014
Operating activities
Net income	$35,227	$21,384
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	926	846
Amortization of debt premium	(148)	(71)
Depreciation	2,984	2,627
Provision for (recovery of) bad debts	41	(3)
Loss on disposition of property and equipment	65	—
Deferred income tax expense	16,564	15,463
Increase in (reversals of) deferred tax asset valuation allowances	1,342	(480)
Stock-based compensation expense	4,207	3,422
Asset impairment	—	1,200
Changes in assets and liabilities:
Restricted cash	(1,628)	(3,214)
Notes and accounts receivable	(1,778)	1,473
Real estate inventories	(101,586)	(158,659)
Other assets, excluding prepaid and recoverable income taxes	(10,781)	(430)
Prepaid and recoverable income taxes	646	(569)
Accounts payable and other liabilities	10,952	1,286
Customer deposits	7,132	9,960
Equity compensation excess income tax benefits	(247)	(160)

Net cash used in operating activities	(36,082)	(105,925)

Investing activities
Additions to property and equipment	(3,007)	(2,977)

Net cash used in investing activities	(3,007)	(2,977)

Financing activities
Proceeds from the issuance of senior notes	—	51,250
Payments of debt issuance costs	(21)	(1,213)
Proceeds from the sale of community development district bonds	—	21,673
Payments of community development district obligations	(228)	(1,177)
Purchases of treasury stock	(276)	(309)
Distributions to noncontrolling interests	(81)	(78)
Equity compensation excess income tax benefits	247	160

Net cash provided by (used in) financing activities	(359)	70,306

Net decrease in cash and cash equivalents	(39,448)	(38,596)
Cash and cash equivalents at the beginning of the year	174,756	213,352

Cash and cash equivalents at the end of the year	$135,308	$174,756

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided information in this press release relating to adjusted gross margin from homes delivered, EBITDA and Adjusted EBITDA (both such terms are defined below), and net debt to net capitalization. Our GAAP-based measures can be found in our audited consolidated financial statements in Item 8 of Part II of the Annual Report on Form 10-K for the year ended December 31, 2015 that we plan to file with the Securities and Exchange Commission on or before February 24, 2016. The presentation of historical non-GAAP measures herein does not reflect or endorse any forecast of future financial performance.

Adjusted Gross Margin from Homes Delivered

We calculate adjusted gross margin from homes delivered by subtracting the gross margin from land and home sites, if any, from Homebuilding gross margin to arrive at gross margin from homes delivered. Adjusted gross margin from homes delivered is calculated by adding back asset impairments, if any, and capitalized interest in cost of sales to gross margin from homes delivered. Management uses adjusted gross margin from homes delivered to evaluate operating performance in our Homebuilding segment and make strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions. We believe that adjusted gross margin from homes delivered is (i) meaningful because it eliminates the impact that our indebtedness and asset impairments have on gross margin and (ii) relevant and useful to shareholders, investors and other interested parties for evaluating our comparative operating performance from period to period and among companies within the homebuilding industry as it is reflective of overall profitability during any given reporting period. However, this measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures when evaluating our operating performance. Although other companies in the homebuilding industry report similar information, they may calculate this measure differently than we do and, therefore, it may not be comparable. We urge shareholders, investors and other interested parties to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

The table below reconciles adjusted gross margin from homes delivered to the most directly comparable GAAP financial measure, Homebuilding gross margin, for the years presented herein.

	Years Ended December 31,
	2015	2014
	($ in thousands)
Homebuilding gross margin	$115,170	$82,994
Less: gross margin from land and home sites	353	437

Gross margin from homes delivered	114,817	82,557
Add: capitalized interest in cost of sales	10,903	6,306

Adjusted gross margin from homes delivered	$125,720	$88,863

Gross margin from homes delivered as a percentage of revenues from homes delivered	26.3%	28.3%

Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered	28.8%	30.5%

EBITDA and Adjusted EBITDA

Adjusted EBITDA measures performance by adjusting net income (loss) attributable to common shareholders of WCI Communities, Inc. to exclude, if any, interest expense, capitalized interest in cost of sales, income taxes, depreciation (‘‘EBITDA’’), preferred stock dividends, income (loss) from discontinued operations, other income, stock-based compensation expense, asset impairments and expenses related to early repayment of debt. We believe that the presentation of Adjusted EBITDA provides useful information to shareholders, investors and other interested parties regarding our results of operations because it assists those parties and us when analyzing and benchmarking the performance and value of our business. We also believe that Adjusted EBITDA is useful as a measure of comparative operating performance from period to period and among companies in the homebuilding industry as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it eliminates the effects of our capital structure (such as preferred stock dividends and interest expense), asset base (primarily depreciation), items outside of our control (primarily income taxes) and the volatility related to the timing and extent of non-operating activities (such as discontinued operations and asset impairments). Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies in our industry may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and income taxes, necessary to operate our business. EBITDA and Adjusted EBITDA should be considered in addition to, and not as substitutes for, net income (loss) in accordance with GAAP as a measure of our performance. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items.

Our EBITDA-based measures have limitations as analytical tools and, therefore, shareholders, investors and other interested parties should not consider them in isolation or as substitutes for analyses of our results as reported under GAAP. Some such limitations are:

•	they do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations;

•	they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

•	they do not reflect the interest that is necessary to service our debt; and

•	other companies in our industry may calculate these measures differently than we do, thereby limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA-based measures are not intended to be alternatives to net income (loss), indicators of our operating performance, alternatives to any other measure of performance under GAAP or alternatives to cash flow provided by (used in) operating activities as measures of liquidity. Shareholders, investors and other interested parties should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures.

The table below reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income attributable to common shareholders of WCI Communities, Inc., for the years presented herein.

	Years Ended December 31,
	2015	2014
	($ in thousands)
Net income attributable to common shareholders of WCI Communities, Inc.	$35,400	$21,597
Interest expense	848	1,140
Capitalized interest in cost of sales (1)	10,903	6,306
Income tax expense (benefit)	20,427	14,652
Depreciation	2,984	2,627

EBITDA	70,562	46,322
Other income, net	(810)	(1,604)
Stock-based compensation expense (2)	4,207	3,422
Asset impairment (3)	—	1,200

Adjusted EBITDA	$73,959	$49,340

Adjusted EBITDA margin	13.1%	12.1%

(1)	Represents capitalized interest expensed in cost of sales on home deliveries and land and home site sales.
(2)	Represents the expense recorded in the Company’s consolidated statements of operations related to its stock-based compensation plans.
(3)	Represents an impairment charge recorded in the Company’s consolidated statements of operations during the year ended December 31, 2014 in connection with the write-down to fair value of one of its Amenities assets.

Net Debt to Net Capitalization

We believe that net debt to net capitalization provides useful information to shareholders, investors and other interested parties regarding our financial position and cash and debt management. It is also a relevant financial measure for understanding the leverage employed in our operations and as an indicator of our ability to obtain future financing. However, this measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures when evaluating our leverage.

By deducting cash and cash equivalents from our outstanding debt, we provide a measure of our debt that considers our cash position. We believe that this approach provides useful information because the ratio of debt to capital does not consider our cash and cash equivalents and we believe that a debt ratio net of cash, such as net debt to net capitalization, provides supplemental information by which our financial position may be considered. Shareholders, investors and other interested parties may also find this information helpful when comparing our leverage to the leverage of other companies in our industry. Although other companies in the homebuilding industry report similar information, they may calculate this measure differently than we do and, therefore, it may not be comparable. We urge shareholders, investors and other interested parties to understand the methods used by other companies in the homebuilding industry to calculate leverage ratios such as net debt to net capitalization, including any adjustments to such amounts, before comparing our measures to those of such other companies.

The table below presents the computations of our net debt to net capitalization and reconciles such amounts to the most directly comparable GAAP financial measure, debt to capital. Certain amounts included in such table have been retroactively adjusted to reflect the adoption of Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs, which is discussed in Note 1 to the audited consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for the year ended December 31, 2015 that we plan to file with the Securities and Exchange Commission on or before February 24, 2016.

	December 31,
	2015	2014
	($ in thousands)
Total outstanding debt	$246,473	$245,983
Total equity	473,767	434,443

Total capital	$720,240	$680,426

Debt to capital (1)	34.2%	36.2%

Total outstanding debt	$246,473	$245,983
Unamortized debt premium	(1,031)	(1,179)
Unamortized debt issuance costs	4,558	5,196

Principal amount of total outstanding debt	250,000	250,000
Less: cash and cash equivalents	135,308	174,756

Net debt	114,692	75,244
Total equity	473,767	434,443

Net capitalization	$588,459	$509,687

Net debt to net capitalization (2)	19.5%	14.8%

1)	Debt to capital is computed by dividing the carrying value of our total outstanding debt, as reported on our consolidated balance sheets, by total capital as calculated above.
2)	Net debt to net capitalization is computed by dividing net debt by net capitalization

Investor Relations Contact:

Scott Bowles – ir@wcicommunities.com – (239) 498-8481